Filed Pursuant to Rule 424(b)(2)
Registration No. 333-201584

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
1.500% Notes due 2018	$375,000,000	99.907%	$374,651,250	$43,534.48
2.900% Notes due 2022	$375,000,000	99.766%	$374,122,500	$43,473.03

(1)	Calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933. The total registration fee due for this offering is $87,007.51.

Prospectus Supplement

(To Prospectus dated January 16, 2015)

$750,000,000

$375,000,000 1.500% Notes due 2018

$375,000,000 2.900% Notes due 2022

Corning Incorporated

Corning Incorporated is offering an aggregate of $375,000,000 principal amount of 1.500% notes due 2018 (the “2018 notes”) and of $375,000,000 principal amount of 2.900% notes due 2022 (the “2022 notes” and together with the 2018 notes, the “notes”).

We will pay interest on the 2018 notes on May 8 and November 8 of each year, beginning on November 8, 2015. We will pay interest on the 2022 notes on May 15 and November 15 of each year, beginning on November 15, 2015. The 2018 notes will mature on May 8, 2018 and the 2022 notes will mature on May 15, 2022.

The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange. There is no public market for either series of notes.

We may redeem the notes of either series at our option at any time, in whole or in part, at the redemption prices described in this prospectus supplement. See “Description of the Notes—Optional Redemption.” If a change of control triggering event occurs, we will be required to make an offer to repurchase the notes for cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the Notes—Repurchase Upon Change of Control Triggering Event.”

Investing in the notes involves risks. For a discussion of certain factors that should be considered, see “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per 2018 Note	Total	Per 2022 Note	Total
Public offering price(1)	99.907%	$374,651,250	99.766%	$374,122,500
Underwriting discount	0.350%	$1,312,500	0.625%	$2,343,750
Proceeds, before expenses, to Corning Incorporated	99.557%	$373,338,750	99.141%	$371,778,750

(1)	Plus accrued interest, if any, from May 8, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants (including Euroclear S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.) on or about May 8, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	J.P. Morgan

Co-Managers

Citigroup	HSBC	MUFG	SMBC Nikko

Prospectus Supplement dated May 5, 2015

We have provided you only the information contained in this prospectus supplement, the accompanying prospectus, the documents we have incorporated by reference and the free writing prospectuses issued or authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the notes in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference, or the free writing prospectuses issued or authorized by us is accurate as of any date other than their respective dates. If information in this prospectus supplement updates information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, the words “Corning,” “Company,” “we,” “us,” and “our” refer to Corning Incorporated and, unless the context indicates or requires otherwise, do not refer to Corning’s consolidated subsidiaries.

This prospectus supplement contains the terms of this offering and is accompanied by and supplements our prospectus, dated January 16, 2015. This prospectus supplement, and the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, will control and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” in the accompanying prospectus.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in the free writing prospectus issued or authorized by Corning. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of Corning since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date.

This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement and the accompanying prospectus are forward-looking statements. These forward- looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These estimates are subject to change and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations. Actual results could differ materially from those expected by us, depending on the outcome of various factors. These forward-looking statements involve risks and uncertainties that may cause the actual outcome to be materially different. Such risks and uncertainties include, but are not limited to:

•	global business, financial, economic and political conditions;

•	tariffs and import duties;

•	currency fluctuations between the U.S. dollar and other currencies, primarily the Japanese yen, New Taiwan dollar, euro, Chinese renminbi and Korean won;

•	product demand and industry capacity;

•	competitive products and pricing;

•	availability and costs of critical components and materials;

•	new product development and commercialization;

•	order activity and demand from major customers;

•	fluctuations in capital spending by customers;

•	possible disruption in commercial activities due to terrorist activity, cyber attack, armed conflict, political or financial instability, natural disasters, or major health concerns;

•	unanticipated disruption to equipment, facilities, or operations;

•	facility expansions and new plant start-up costs;

•	effect of regulatory and legal developments;

•	ability to pace capital spending to anticipated levels of customer demand;

•	credit rating and ability to obtain financing and capital on commercially reasonable terms;

•	adequacy and availability of insurance;

•	financial risk management;

•	acquisition and divestiture activities;

•	rate of technology change;

•	level of excess or obsolete inventory;

•	ability to enforce patents and protect intellectual property and trade secrets;

•	adverse litigation;

•	product and components performance issues;

•	retention of key personnel;

•	stock price fluctuations;

•	trends for the continued growth of the Company’s businesses;

•	the ability of research and development projects to produce revenues in future periods;

•	a downturn in demand or decline in growth rates for LCD glass substrates;

•

customer ability, most notably in the Display Technologies segment, to maintain profitable operations and obtain financing to fund their ongoing operations and manufacturing expansions and pay their receivables when due;

•	loss of significant customers;

•	fluctuations in supply chain inventory levels;

•	equity company activities, principally at Dow Corning;

•	changes in accounting rules and standards;

•	the potential impact of legislation, government regulations, and other government action and investigations;

•	temporary idling of capacity or delaying expansion;

•	the ability to implement productivity, consolidation and cost reduction efforts, and to realize anticipated benefits;

•	restructuring actions and charges; and

•	other risks detailed in Corning’s SEC filings.

PROSPECTUS SUPPLEMENT SUMMARY

Because this is a summary, it does not contain all of the information that may be important to you. To understand the specific terms of the notes, you should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference in the accompanying prospectus carefully.

About the Company

Corning traces its origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936. The Company’s name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

Corning Incorporated is a world leader in the manufacture of specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, optical communications and life sciences. Corning operates in five reportable segments: Display Technologies, Optical Communications, Environmental Technologies, Specialty Materials and Life Sciences. Corning manufactures and processes products at approximately 90 plants in 17 countries.

Corning’s Display Technologies segment manufactures glass substrates for active matrix liquid crystal displays (LCDs), that are used primarily in LCD televisions, notebook computers and flat panel desktop monitors. Our Optical Communications segment manufactures optical fiber and cable, hardware and equipment, and provides industry-leading optical solutions, across the telecommunications industry. Our Environmental Technologies segment manufactures ceramic substrates and filter products for emissions control in mobile and stationary applications around the world. The Specialty Materials segment manufactures products that provide more than 150 material formulations for glass, glass ceramics and fluoride crystals to meet demand for unique customer needs. Our Life Sciences segment manufactures general labware and equipment as well as specialty surfaces, media and reagents for cell culture research, bioprocessing, genomics, drug discovery, microbiology and chemistry.

Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

Summary of Certain Terms of the Notes

Issuer	Corning Incorporated.

Notes Offered	$375,000,000 aggregate principal amount of 1.500% notes due 2018 (the “2018 notes”) and $375,000,000 aggregate principal amount of 2.900% notes due 2022 (the “2022 notes” and, together with the 2018 notes, the “notes”).

Maturity Date	The 2018 notes will mature on May 8, 2018 and the 2022 notes will mature on May 15, 2022.

Interest Rate	The 2018 notes will bear interest at the rate of 1.500% per year and the 2022 notes will bear interest at the rate of 2.900% per year.

Interest Payment Dates	May 8 and November 8 of each year, beginning on November 8, 2015, with respect to the 2018 notes, and May 15 and November 15 of each year, beginning on November 15, 2015, with respect to the 2022 notes.

Record Dates	May 1 and November 1, as the case may be, of each year immediately preceding each interest payment date.

Optional Redemption	We may, at our option, redeem the notes of either series in whole at any time or in part from time to time. If we redeem the 2018 notes at any time prior to their scheduled maturity date or the 2022 notes more than 60 days prior to their scheduled maturity date, the redemption price for notes of such series will be equal to the greater of (i) 100% of the principal amount of the notes of such series to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 10 basis points in the case of the 2018 notes and 15 basis points in the case of the 2022 notes. If we redeem the 2022 notes on or after the date that is 60 days prior to their scheduled maturity date, the redemption price for the 2022 notes will be equal to 100% of the principal amount of the 2022 notes to be redeemed. In any redemption, we will pay accrued and unpaid interest on the principal amount to be redeemed to but not including the date of redemption. See “Description of the Notes—Optional Redemption.”

Ranking	The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include repayment or reduction of other outstanding debt, financing acquisitions, repurchases of Corning common stock, additions to working capital, capital expenditures and investments. We may invest the net proceeds from the sale of the notes in short-term investments pending their use for such purposes. See “Use of Proceeds” in this prospectus supplement.

Certain Covenants	The indenture governing the notes contains certain affirmative and negative covenants that, among other things, will:

•

limit, to the extent set forth in the accompanying prospectus, our ability and that of certain of our subsidiaries to grant liens under certain circumstances on stock or indebtedness of certain of our subsidiaries, or on certain of our properties or those of certain subsidiaries, to secure our debt or that of any other person without providing equal and ratable security for the notes; and

•	limit, to the extent set forth in the accompanying prospectus, our ability and that of certain of our subsidiaries to enter into sale/ leaseback transactions.

In addition, while we are generally permitted to merge or consolidate with another entity or sell all our assets substantially as an entirety to another entity, we may not take these actions unless:

•	the successor firm that we merge with or consolidate into or to which we sell our assets substantially as an entirety, agrees to be legally responsible for the notes;

•	the successor firm is organized as a corporation, partnership or trust under the laws of the United States, a state of the United States or the District of Columbia; and

•	the merger, consolidation or sale of assets or other transactions does not cause an event of default and we are not already in default, unless the transaction would cure such default.

Further Issuances	We may from time to time, without notice to or consent of the holders of either series of notes, issue further notes ranking equally and ratably with the notes of either series.

Repurchase Upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to but not including the date of repurchase. See “Description of the Notes—Repurchase Upon Change of Control Triggering Event.”

Form and Denominations	The notes will initially be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, New York, New York (“DTC”). The notes will be issued in registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

You should consider carefully the following risks, together with the other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making a decision to participate in an offering for the sale of the notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, also may impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities, including the notes, could decline, and you might lose all or part of your investment.

Risks Relating to our Business

See the risk factors set forth in Corning’s Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in the accompanying prospectus, for a discussion of certain risks relating to our business.

Risks Relating to the Notes

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. We cannot assure you:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own, or the price at which you may be able to sell your notes.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. Accordingly, the notes are structurally subordinated to the liabilities, including trade payables, lease commitments and moneys borrowed, of our subsidiaries. In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries. Moreover, our right to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly from those assets, will be effectively subordinated to the claims of creditors, including trade creditors, of that subsidiary.

A majority of our operations are conducted through our subsidiaries. We expect that payments of interest and principal that we make on the notes will be made only to the extent that our operating subsidiaries can distribute cash or other property to us. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available to us for that purpose, whether by dividends, loans or other payments.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes and a risk that any credit ratings of the notes may be lowered or withdrawn.

We may not be able to repurchase the notes upon a change of control, which would result in a default under the notes.

Upon the occurrence of specific kinds of change of control events, if the notes cease to be rated investment grade by the rating agencies, and unless we have previously exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. If we experience a Change of Control Triggering Event (as defined in “Description of the Notes—Repurchase Upon Change of Control Triggering Event”), there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. The terms of our other existing credit facilities and other financing arrangements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of notes in certain circumstances. Our failure to purchase the notes as required by their terms would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes and could lead to a cross-default under the terms of our existing and future indebtedness. See “Description of the Notes—Repurchase Upon Change of Control Triggering Event.”

The provisions in the indenture and the notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction.

The provisions in the indenture and the notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude or on the terms required under the definition of Change of Control Triggering Event.

Changes in our credit ratings or the debt markets could adversely affect the price of the notes.

The price at which the notes may be sold depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by, or the market price for the notes issued by, other comparable companies or companies in similar industries to us;

•	our financial condition, financial performance and future prospects;

•	the overall condition of the financial markets; and

•	the market, if any, for the notes.

Financial market conditions and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies periodically review their ratings and ratings outlook for various companies, including us. The credit rating agencies evaluate our industry as a whole, our competitors and various markets in which we compete, and may change their credit rating for us based on their view of these factors. A negative change in our ratings or outlook is likely to have an adverse effect on the price of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes offered by this prospectus supplement will be approximately $744 million, after deducting the underwriting discount and our expenses related to this offering. We estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $952,000.

Net proceeds of this offering will be used for general corporate purposes which may include repayment or reduction of other outstanding debt, financing acquisitions, repurchases of Corning common stock, additions to working capital, capital expenditures and investments. We may invest the net proceeds from the sale of the notes in short-term investments pending their use for such purposes.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis as of March 31, 2015. We have presented our capitalization:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance of the notes offered hereby.

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the period ended March 31, 2015, as well as other filings and reports that we have incorporated by reference in the accompanying prospectus.

	March 31, 2015
	Actual	As Adjusted
	(in millions, except share and per share amounts)
Cash, cash equivalents, and short-term investments	$5,067	$5,811

Current maturities of long-term debt	$106	$106
Long-term debt excluding current maturities	3,165	3,165
Notes offered hereby	—	749
Total long-term debt excluding current maturities	3,165	3,914

Shareholders’ equity:
Convertible preferred stock, Series A—par value $100 per share; shares authorized: 3,100; shares issued: 2,300	2,300	2,300
Common Stock—par value $0.50 per share; shares authorized: 3.8 billion; shares issued: 1,679 million	840	840
Additional paid-in capital	13,552	13,552
Retained earnings	13,405	13,405
Treasury stock, at cost; shares held: 420 million	(7,243)	(7,243)
Accumulated other comprehensive loss	(1,556)	(1,556)
Total Corning Incorporated shareholders’ equity	21,298	21,298

Noncontrolling interests	74	74

Total equity	21,372	21,372

Total Capitalization	$24,537	$25,286

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31, 2015	December 31,
		2014		2013	2012	2011	2010
Ratio of earnings to fixed charges	10.1x	26.0x	(1)	14.8x	11.3x	16.3x	25.2x

(1)	Includes a $1.6 billion dividend received from Samsung Corning Precision Materials related to the acquisition of that entity. For more information, see our Annual Report on Form 10-K filed February 13, 2015.

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before taxes on income, and are adjusted for (i) equity in earnings of equity affiliates; (ii) distributed income received from equity affiliates; (iii) net income attributable to non-controlling interests; and (iv) fixed charges net of capitalized interest.

Fixed charges consist of: (i) interest on indebtedness, including capitalized interest; (ii) amortization of debt issuance costs; and (iii) a portion of rental expenses which represents an appropriate interest rate factor.

DESCRIPTION OF THE NOTES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies the general terms and provisions, if any, described in the accompanying prospectus that will not apply to the notes. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

We will issue the notes under an indenture (the “Indenture”), dated as of November 8, 2000, between us and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as trustee.

The following summary of certain provisions of the Indenture, the officers’ certificate issued in accordance with the Indenture, and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, the officers’ certificate and the notes, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the notes. We urge you to read the Indenture, the officers’ certificate and the notes because they, and not this description, define your rights as holders of the notes. You may obtain a copy of the Indenture and the officers’ certificate (which includes the form of note) from us upon request, as set forth under “Where You Can Find More Information” in the accompanying prospectus.

Title

1.500% Notes due 2018 (the “2018 notes”) and 2.900% Notes due 2022 (the “2022 notes” and, together with the 2018 notes, the “notes”).

Further Issuances

Corning may, without notice to or consent of the holders of the notes of either series, re-open this offering and issue additional notes of a series having the same ranking, interest rate, maturity date and other terms as the notes of such series being offered by this prospectus supplement (other than the issuance date), but only if such additional notes are fungible with the notes of such series being offered by this prospectus supplement for United States federal income tax purposes. The notes and the Indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Any additional notes of such series, together with the notes of such series offered by this prospectus supplement, will constitute a single series of debt securities under the Indenture.

Total Initial Principal Amount of Notes

$375,000,000 for the 2018 notes and $375,000,000 for the 2022 notes.

Maturity of Notes

The 2018 notes will mature on May 8, 2018 and the 2022 notes will mature on May 15, 2022.

Interest Rate on Notes

The interest rate on the 2018 notes is 1.500% per year and the interest rate on the 2022 notes is 2.900% per year, computed on the basis of a 360-day year consisting of twelve 30-day months.

Date Interest Begins to Accrue on Notes

Interest will begin to accrue on the notes on May 8, 2015.

Interest Payment Dates

Corning will pay interest on the 2018 notes on May 8 and November 8 of each year (each an “Interest Payment Date” for the 2018 notes), and pay interest on the 2022 notes on May 15 and November 15 of each year (each an “Interest Payment Date” for the 2022 notes). Interest payable on each Interest Payment Date for a series of notes will include interest accrued from May 8, 2015 or from the most recent Interest Payment Date for such series of notes to which interest on notes of such series has been paid or duly provided for.

First Interest Payment Date

November 8, 2015, with respect to the 2018 notes, and November 15, 2015, with respect to the 2022 notes.

Regular Record Dates for Interest

Corning will pay interest payable on any Interest Payment Date to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, next preceding such Interest Payment Date.

Ranking

The notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations. The notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets and the notes will be structurally subordinated to the liabilities of our subsidiaries. See “Risk Factors—Risks Relating to the Notes—The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries and our ability to service our debt is dependent on the performance of our subsidiaries” for a further discussion of the ranking of the notes.

Trustee, Registrar and Paying Agent

The Trustee will initially be the securities registrar and paying agent and will act as such at its offices in New York, New York. Corning may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Global Securities

The notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. Corning will issue the notes of each series in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Corning will deposit the global securities with or on behalf of DTC and will register the global securities in the name of DTC’s nominee. See “Description of Debt Securities—Legal Ownership of Debt Securities; Global Securities” in the accompanying prospectus.

Optional Redemption

We may, at our option, redeem the notes of either series in whole at any time or in part from time to time. If we redeem the 2018 notes at any time prior to their scheduled maturity date or the 2022 notes more than 60 days prior to their scheduled maturity date, the redemption price for notes of such series will be equal to the greater of:

•	100% of the principal amount of the notes of such series to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 10 basis points (0.10%) in the case of the 2018 notes and 15 basis points (0.15%) in the case of the 2022 notes.

If we redeem the 2022 notes on or after the date that is 60 days prior to their scheduled maturity date, the redemption price for the 2022 notes will be equal to 100% of the principal amount of the 2022 notes to be redeemed.

In any redemption, we will pay accrued and unpaid interest on the notes being redeemed to but not including the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, and three other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If we decide to redeem less than all of the outstanding notes of a series, the notes of such series to be redeemed will be selected in the case of global securities, in accordance with the policies and procedures of the depositary or, in other cases, by any other method the Trustee considers fair and appropriate.

Notice of redemption will be transmitted at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for any notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated, and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. If money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed is deposited with the Trustee on or before the redemption date, beginning on the redemption date interest will cease to accrue on those notes (or the portion of them) called for redemption and those notes (or such portion of them) will cease to be outstanding.

Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to each holder to repurchase all or, at the holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the

Change of Control Offer, we will be required to offer to repurchase each holder’s notes in cash at a price equal to 101% of the aggregate principal amount of notes repurchased, plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, we will be required to, or at our option, prior to any Change of Control but after the public announcement of a pending Change of Control, we may, send to each holder of notes, a notice describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is transmitted (a “Change of Control Payment Date”). The notice, if transmitted prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to deliver, to each holder who properly tendered notes, the Change of Control Payment for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes an offer to purchase the notes in the manner, at the times and otherwise in compliance with the requirements for an offer to purchase made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

To the extent that we are required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in an event of default under the notes.

Except for the last sentence in the next paragraph, we may only make an amendment or modification to the provisions obligating us to repurchase notes upon a Change of Control Triggering Event which adversely affects the interest of any holder with the consent of each holder of notes to be affected by such amendment or modification.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control

Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries, taken as a whole, to another person or group may be uncertain. In such case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The provisions in the Indenture and the notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude or on the terms required under the definition of Change of Control Triggering Event. See “Risk Factors—Risk Relating to the Notes—The provisions in the indenture and the notes relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction” for the discussion of this risk.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to one or more persons, other than to us or one of our subsidiaries;

•	the first day on which a majority of the members of our board of directors is not composed of Continuing Directors (as defined below);

•

the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares;

•

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

•	the adoption of a plan relating to our liquidation or dissolution (other than our liquidation into a newly formed holding company).

Notwithstanding the foregoing, a transaction described in the third bullet point above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a direct or indirect parent company of such holding company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person, other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly of more than 50% of the then outstanding Voting Stock, measured by voting power, of such holding company or its parent company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the 60-day period (the “Trigger Period”) following the earlier date of (1) the first public announcement of the Change of Control or our intention to effect a Change of Control and (2) the consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies. Unless at least one Rating Agency is providing a rating for the long- term unsecured debt of the Company at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date the notes were originally issued or (2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by specific action of the board of directors or by approval by such directors of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act that is selected by us (as certified by our chief executive officer or chief financial officer) as a replacement for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

There is no sinking fund for the notes.

Certain Covenants

The notes will be entitled to the benefit of the covenants described under the caption “Description of Debt Securities—Restrictive Covenants and Defeasance” in the accompanying prospectus that, among other things:

•

limit, to the extent set forth in the accompanying prospectus, our ability and that of certain of our subsidiaries to grant liens under certain circumstances on stock or indebtedness of certain of our subsidiaries, or on certain of our properties or those of certain subsidiaries, to secure our debt or that of any other person without providing equal and ratable security for the notes; and

•	limit, to the extent set forth in the accompanying prospectus, our ability and that of certain of our subsidiaries to enter into sale/leaseback transactions.

In addition, while we are generally permitted to merge or consolidate with another entity or sell all our assets substantially as an entirety to another entity, we may not take these actions unless as described under the caption “Description of Debt Securities—Mergers and Similar Transactions” in the accompanying prospectus:

•	the successor firm that we merge with or consolidate into or to which we sell our assets substantially as an entirety, agrees to be legally responsible for the notes;

•	the successor firm is organized as a corporation, partnership or trust under the laws of the United States, a state of the United States or the District of Columbia; and

•	the merger, consolidation or sale of assets or other transaction does not cause an event of default and we are not already in default, unless the transaction would cure such default.

Defeasance

The notes are subject to Corning’s ability to choose “full defeasance” and “covenant defeasance” as described under the caption “Description of Debt Securities—Restrictive Covenants and Defeasance—Defeasance and Covenant Defeasance” in the accompanying prospectus.

Book-Entry System

The notes of each series will be initially issued in global form, and definitive certificated notes will not be issued except in the limited circumstances described below. One or more fully registered global certificates representing such notes (the “global securities”) will be issued for the notes of each series, in the aggregate principal amount thereof, and will be deposited with or on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of Cede & Co., as DTC’s nominee. The provisions relating to global securities, including those set forth under “Description of Debt Securities—Legal Ownership of Debt Securities; Global Securities” in the accompanying prospectus will apply to the notes.

Investors may hold interests in the global securities through DTC in the United States if they are participants in DTC or indirectly hold such interests through organizations that are participants in DTC. Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. currently acts as U.S. depositary for Clearstream and JPMorgan Chase Bank currently acts as U.S. depositary for Euroclear (in such capacities, the “U.S. depositaries”).

DTC

DTC holds securities that its participants (“DTC participants”) deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other intermediaries such as securities brokers and dealers, banks, trust companies and clearing corporations that clear transactions through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

Clearstream

Clearstream advises that it is incorporated under Luxembourg law as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear transactions through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear transactions through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “terms and conditions”). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Book-entry System Procedures

Purchases of notes under the DTC system must be made by or through DTC participants, who will receive a credit for those notes on DTC’s records. For so long as the notes are represented by the global securities, principal and interest payments on the global securities representing the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Additional information concerning transfers of interests in the global securities representing the notes, the distribution of payments with respect thereto, the exercise of rights based on ownership thereof and the special circumstances under which the global securities may be terminated is contained in the accompanying prospectus under “Description of Debt Securities—Legal Ownership of Debt Securities; Global Securities—Considerations Relating to DTC” and “—Special Situations When a Global Security will be Terminated.”

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global security. The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable and we do not take any responsibility for its accuracy. This information is subject to any changes to the arrangements between or among us, DTC, Clearstream and Euroclear and any changes to procedures that may be instituted unilaterally by DTC, Clearstream or Euroclear. We will not have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants under the rules and procedures governing them.

Global Clearance and Settlement Procedures

The underwriters will make settlement for the notes in immediately available or same-day funds. So long as the notes are represented by the global securities, Corning will make all payments of principal and interest in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Governing Law

The Indenture and the notes are governed by and will be construed in accordance with New York law.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income consequences of the ownership and disposition of notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a holder who acquired the notes upon original issuance.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that, for United States federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia); (c) an estate the income of which is subject to United States federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for United States federal income tax purposes.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxation and does not deal with foreign, state, local or other tax considerations that may be relevant to holders of the notes in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a dealer in securities, a trader in securities that elects to use a mark-to- market method of accounting for your securities holdings, a financial institution, a life insurance company, a tax- exempt organization, a person that owns notes that are a hedge or that are hedged against interest rate or currency risks, a person that owns notes as part of a straddle or a conversion transaction for tax purposes, a person subject to alternative minimum tax, a person that purchases or sells notes as part of a wash sale for tax purposes, a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar, a Non-U.S. Holder who is an individual present in the United States for 183 days or more during the taxable year in which the note is disposed of, a “controlled foreign corporation,” a “passive foreign investment company,” or a partnership of other pass-through entity for United States federal income tax purposes). A change in law may alter significantly the tax considerations that we describe in this summary.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain Contingent Payments

Although the matter is not free from doubt, the Company believes, and intends to take the position, that the notes should not be characterized as contingent payment debt instruments under United States federal income tax law, even though the notes provide for certain contingent payments in the context of an early redemption of the notes (see “Description of the Notes—Repurchase Upon Change of Control Triggering Event”), because the Company views the underlying contingency as remote or incidental. If the Internal Revenue Service takes a contrary position, a U.S. Holder may be required (i) to accrue interest income at a rate higher than the stated

interest rate on the notes, and (ii) to treat as ordinary income, rather than capital gain, any gain on the sale or retirement of the notes. You should consult your tax advisor about the risk of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

U.S. Holders

Interest

Interest on a note will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your usual method of accounting for United States federal income tax purposes.

Sale, Exchange or Other Taxable Dispositions of Notes

If you are a U.S. Holder, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously taken into income), and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the cost of the note.

Such gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if your holding period in the note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

Non-corporate U.S. Holders are subject to a 3.8% tax on the lesser of: (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Information Reporting and Backup Withholding

United States federal backup withholding may apply to payments on the notes and proceeds from the sale or other disposition of the notes if you are a non-exempt U.S. Holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the Internal Revenue Service (the “IRS”).

You will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless you are an exempt recipient and appropriately establish that exemption.

Non-U.S. Holders

United States Federal Withholding Tax

Subject to the discussion of backup withholding and Foreign Account Tax Compliance Withholding below, the 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related directly or indirectly to us through stock ownership; and

•	either

•

(a) you provide your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or

•

(b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

Subject to the discussion of backup withholding and Foreign Account Tax Compliance Withholding below, the 30% United States federal withholding tax generally will not apply to any payment of principal or any gain that you realize on the sale, exchange, redemption, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States Federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied) generally in the manner discussed in “—U.S. Holders” above. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the certification described above in the fourth bullet point of the first paragraph under “—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or exchange (including retirement or redemption) of the notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are not a United States person (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code) or you otherwise establish an exemption.

Backup withholding is not a tax, and any amounts withheld will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% withholding tax on payments of interest on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2016), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial U.S. owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. Under the applicable Treasury Regulations, FATCA withholding generally will apply to all U.S.-source “withholdable payments” without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable income tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of the notes in respect of any amounts withheld under FATCA.

UNDERWRITING

Subject to the terms and conditions of the pricing agreement and the underwriting agreement, the underwriters have agreed to purchase from us severally, and we have agreed to sell to each underwriter severally, the principal amount of notes set forth next to each underwriter’s name below.

Underwriter	Principal Amount of 2018 Notes	Principal Amount of 2022 Notes
Deutsche Bank Securities Inc.	$93,750,000	$93,750,000
J.P. Morgan Securities LLC	$93,750,000	$93,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$93,750,000	$93,750,000
Citigroup Global Markets Inc.	$23,625,000	$23,625,000
HSBC Securities (USA) Inc.	$23,250,000	$23,250,000
Mitsubishi UFJ Securities (USA), Inc.	$23,625,000	$23,625,000
SMBC Nikko Securities America, Inc.	$23,250,000	$23,250,000

Total	$375,000,000	$375,000,000

The pricing agreement and the underwriting agreement provide that the obligations of the underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of the notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer each series of notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.200% of the principal amount in the case of the 2018 notes and 0.375% of the principal amount in the case of the 2022 notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of 0.025% of the principal amount of the 2018 notes and 0.125% of the principal amount of the 2022 notes on sales to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

Please see “Use of Proceeds” in this prospectus supplement for an estimate of our share of the total expenses for this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each series of notes is a new issue of securities with no established trading market. Neither series of notes will be listed on any securities exchange or included in any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for either series of notes or that an active public market for either series of notes will develop. If an active public trading market for a series of notes does not develop, the market price and liquidity of such series of notes may be adversely affected.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters and their affiliates have provided and in the future may continue to provide investment, commercial lending and banking and other financial advisory services, including the provision of credit facilities and the provision of services in connection with our commercial paper program and share repurchase program, to us in the ordinary course of business for which they have received and will receive customary compensation.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer to the public of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

VALIDITY OF THE NOTES

The validity of the notes is being passed upon for us by Linda E. Jolly, Esq., Vice President and Corporate Secretary of Corning, and for the underwriters by Sullivan  & Cromwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

CORNING INCORPORATED

Debt Securities

Warrants to Purchase Debt or Equity Securities

Preferred Stock

Depositary Shares

Common Stock

We may offer from time to time:

•	debt securities;

•	warrants to purchase our debt or equity securities;

•	shares of our preferred stock;

•	depositary shares representing fractional shares of our preferred stock; and

•	shares of our common stock.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in supplements to this prospectus. Any series of debt securities or preferred stock may be convertible into or exchangeable for common stock or other securities or property of Corning.

You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “GLW.”

The mailing address of our principal executive offices is One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filings with the Securities and Exchange Commission, incorporated herein by reference, as well as information contained in any supplement to this prospectus, and other documents incorporated by reference in this prospectus and any supplement, for information about risks you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Prospectus dated January 16, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration process, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC, or from us, as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. Any prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Unless we have indicated otherwise, references in this prospectus to “Corning,” “the Company,” “we,” “us” and “our” or similar terms are to Corning Incorporated, a New York corporation, and not to any of its subsidiaries or affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s Internet site at http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Information about us, including our SEC filings, is also available at our Internet site at http://www.corning.com. However, unless specifically incorporated by reference into this prospectus or a prospectus supplement, any information on our Internet site is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information which we have furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 10, 2014 which incorporates by reference certain portions of our Definitive Proxy Statement on Schedule 14A filed on March 13, 2014, as amended by an amendment on Form 10-K/A filed on March 21, 2014 (“Annual Report on Form 10-K”);

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, filed on April 28, 2014, for the quarter ended June 30, 2014, filed on July 31, 2014, and for the quarter ended September 30, 2014, filed on October 29, 2014; and

•	our Current Reports on Form 8-K filed on May 1, 2012, January 15, 2014 (as amended by an amendment on Form 8-K/A filed on April 3, 2014), January 28, 2014, March 4, 2014, April 28, 2014, May 2, 2014, July 15, 2014, July 29, 2014, October 1, 2014, October 3, 2014, October 28, 2014 and December 17, 2014.

You may obtain a copy of any or all of the documents which are or may be incorporated by reference in this prospectus (excluding exhibits to such documents unless specifically incorporated by reference) at no cost to you by writing or telephoning us at the following address:

Corning Incorporated

One Riverfront Plaza

Corning, New York 14831

Attention: Corporate Secretary

(607) 974-9000

We have provided you only the information contained in this prospectus and any prospectus supplement and any free writing prospectus authorized or approved by us and the information incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with other information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that involve a number of risks and uncertainties. These statements relate to our future plans, objectives, expectations and estimates and may contain words such as “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” or similar expressions. Our actual results could differ materially from what is expressed or forecasted in our forward-looking statements. Some of the important factors that could contribute to these differences include those discussed under “Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other reports we file with the SEC which are incorporated by reference in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and the documents incorporated by reference in this prospectus. We undertake no obligation to update any forward-looking statements in this prospectus as a result of new information or future events or developments.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the information contained or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K, before making an investment in our securities. The information contained or incorporated by reference in this prospectus includes forward-looking statements that involve risks and uncertainties. We refer you to “Forward-Looking Statements” in this prospectus. In addition, the applicable prospectus supplement may include a discussion of risk factors or other special considerations applicable to the securities being offered by that prospectus supplement.

THE COMPANY

Corning traces its origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936. The Company’s name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

Corning Incorporated is a world leader in the manufacture of specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Corning operates in five reportable segments: Display Technologies, Optical Communications, Environmental Technologies, Specialty Materials and Life Sciences. Corning manufactures and processes products at approximately 90 plants in 17 countries.

Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment or reduction of outstanding debt, financing acquisitions, repurchase of Corning common stock, additions to working capital, capital expenditures and investments. We may temporarily invest the net proceeds from the sale of any securities pending their use for other specified purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our earnings to fixed charges on a consolidated basis for the periods shown. For purposes of determining the ratio of earnings to fixed charges, “earnings” consists of earnings from continuing operations before taxes on income, and are adjusted for (i) equity earnings of equity affiliates, (ii) distributed income received from equity affiliates, (iii) amortization of previously capitalized interest, (iv) net income attributable to non-controlling interests and (v) fixed charges net of capitalized interest. Fixed charges consists of interest on indebtedness, including capitalized interest, amortization of debt issuance costs and a portion of rental expenses which represents an appropriate interest rate factor.

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	25.4	14.8x	11.3x	16.3x	25.2x	10.1x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents the consolidated ratio of our earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. For purposes of determining the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” consists of earnings from continuing operations before taxes on income, and are adjusted for (i) equity earnings of equity affiliates (ii) distributed income received from equity affiliates (iii) amortization of previously capitalized interest (iv) net income attributable to non-controlling interests and (v) fixed charges net of capitalized interest. Combined fixed charges and preferred stock dividends consists of interest on indebtedness, including capitalized interest, amortization of debt issuance costs, a portion of rental expenses which represents an appropriate interest rate factor and preferred stock dividends which consist of the amount of pre-tax earnings required to pay the dividends.

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to combined fixed charges and preferred stock dividends	14.9x	14.8x	11.3x	16.3x	25.2x	10.1x

*	Additional detail on the calculation of our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends is found in the exhibits to the registration statement of which this prospectus forms a part and our reports filed with the SEC and which are incorporated into this prospectus by reference.

GENERAL DESCRIPTION OF SECURITIES WE MAY ISSUE

We may use this prospectus to offer and sell, at any time and from time to time:

•	debt securities;

•	warrants for the purchase of our debt or equity securities;

•	shares of our preferred stock;

•	depositary shares representing fractional shares of our preferred stock; and

•	shares of our common stock.

The specific terms of any debt securities, warrants, preferred stock and depositary shares we offer will be determined at the time of sale. When particular securities are offered, a supplement to this prospectus will be filed with the SEC that will describe the terms of the offering and the sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

General

The Debt Securities Will Be Issued Under an Indenture

Any debt securities offered under this prospectus and described in a prospectus supplement will be our general obligations, not secured by any of our property or assets, and will be governed by the indenture between Corning and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase, N.A., formerly The Chase Manhattan Bank) which acts as trustee, dated as of November 8, 2000. The trustee has two main roles.

•	First, the trustee can enforce the rights of the holders of the debt against us if we default. There are limitations on the extent to which the trustee acts on the holder’s behalf, which we describe later under “—Default, Remedies and Waiver of Default”.

•	Second, the trustee performs administrative duties for us, which include sending interest payments and notices to registered holders of the debt securities.

The indenture does not limit the amount of debt securities that can be issued under it and provides that debt securities may be issued in one or more series up to the aggregate principal amount that we may authorize from time to time. The indenture does not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may issue additional debt securities of any series after their initial offering, without the consent of the holders of the outstanding debt securities of that series.

This section summarizes certain terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of any particular series will be described in the prospectus supplement with respect to the particular series. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

This Section Is Only a Summary

This section and the prospectus supplement summarize material terms of the indenture and, generally, the provisions common to all series of debt securities being issued, unless otherwise specified in the applicable prospectus supplement. They do not, however, describe every aspect of the indenture or any debt security. The indenture and its associated documents, including any supplement to the indenture or resolution of our board of directors establishing any series of debt security to be issued, contain the full text of the matters described in this section and the prospectus supplement. The indenture and the debt securities are governed by New York law. We have filed the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy, which you should read for a full description of its terms. As described below under “—Legal Ownership of Debt Securities; Global Securities”, we expect that most debt securities we issue will be issued as global securities or will be held in street name. References below to “you” are to the direct registered holder of the debt security, not to the indirect investor.

Terms of Debt Securities to be Described in a Prospectus Supplement

The material terms of any series of debt securities to be issued, including any terms which change the general provisions of the indenture, will be described in a prospectus supplement to this prospectus and the documents incorporated by reference in the prospectus supplement, which may include a supplemental indenture or a resolution of our board of directors setting the terms of the debt securities. Among other things, the prospectus supplement will describe:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the debt securities in the series that we may issue;

•	the dates on which we must make principal payments on the series;

•	the interest rate, any original issue discount, the interest payment dates, and record dates for interest payments;

•	the terms and conditions on which we may, at our option, call all or a portion of the series to be redeemed;

•	the terms and conditions of any sinking fund, or any option you may have as the holder to require us to repurchase any debt securities of the series, and the prices at which such repurchases shall be made;

•	any index or formula or other reference for determining the amount of principal, any premium or interest payable on the debt securities;

•	the currency in which we will pay the principal, any premium and interest on the debt securities of the series, and the method, if different than that described in this prospectus, for determining any U.S. dollar equivalent of the currency for any purpose;

•	any additions, deletions or other changes to our covenants to you with respect to the series;

•	any additions, deletions or other changes to events which are Events of Default and the terms on which our obligations to pay principal, premium, if any, and interest to you are accelerated, and other remedies applicable to the series;

•	any features of the series which require us to issue any other debt or equity security or other property upon conversion of any portion of the principal, any premium or interest on the series, and whether such right is at your option or ours;

•	the applicability of any provisions for the defeasance of any debt securities of the series described under “Defeasance and Covenant Defeasance” below; and

•	any other special terms of the series of debt securities to be issued which are not inconsistent with the terms of the indenture.

Ranking; Unsecured Obligations

The debt securities will be our general obligations and will be rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The debt securities will not be secured by any of our property or assets or the property or assets of any of our subsidiaries.

Redemption and Repayment

Unless otherwise indicated in a prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless the prospectus supplement specifies a redemption date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the prospectus supplement specifies one or more repayment dates.

If a prospectus supplement specifies a redemption date or a repayment date, it will also specify one or more redemption prices or repayment prices. It may also specify one or more redemption periods or repayment periods during which the redemption prices or repayment prices relating to a redemption or repayment of debt securities during those periods will apply.

If a prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

In the event that we exercise an option to redeem any debt security, we will give to the trustee notice of the principal amount of the debt security to be redeemed no later than 60 days before the applicable redemption date and to the holder written notice of the principal amount of the debt security to be redeemed, by mail, not less than 15 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in “—Notices”.

If a prospectus supplement specifies a date or dates on which you may require us to repurchase your debt security, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

In the event that any redemption or repayment of your debt security is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Exchange Act, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Conversion

Your debt securities may be convertible into or exchangeable for common stock or other securities or property as described in the prospectus supplement. If your debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities or property to be received by you upon conversion or exchange.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with another entity. We are also permitted to sell all our assets substantially as an entirety to another entity. We may not take any of these actions, however, unless all the following conditions are met:

•	Where we merge into or consolidate with another entity or sell our assets substantially as an entirety, the successor firm must agree to be legally responsible for the debt securities and must be organized as a corporation, partnership or trust under the laws of the United States, a state of the United States or the District of Columbia.

•	The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and has not been cured, as described below under “—Events of Default”. A default for this purpose would also include any event that would be an event of default if we were to receive a notice of default or the default were not cured within the specified period of time.

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal rights in that property with preference over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called “liens.” This limitation is discussed below under “—Restrictive Covenants and Defeasance—Restrictions on Liens”. If a merger or other transaction would create any liens on our property, we must comply with that restrictive covenant. If the liens were not permitted under the indenture, we would grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

Restrictive Covenants and Defeasance

The indenture contains various additional covenants or promises we make to you. In addition to the covenants described in more detail below, these covenants include:

•	we will punctually pay principal, premium, if any, and interest on each series of debt securities we issue under the indenture;

•	we will maintain designated offices to make payments on your debt security;

•	we will maintain our corporate existence, rights and franchises except any rights or franchise we decide are no longer needed for our business and that of our subsidiaries taken as a whole;

•	we will maintain our principal domestic manufacturing properties in good working order, unless we determine it is desirable in the conduct of our and our subsidiaries’ business to sell or otherwise dispose of such property or their operations; and

•	unless we are contesting them in good faith, we will timely pay our and our subsidiaries’ taxes and other governmental charges, as well as any claims of workers, materialmen or suppliers that could become a lien on our property under law.

The following description of additional covenants contain some terms which have special meanings under the indenture. These meanings are described under “—Definitions Relating to our Restrictive Covenants”.

Restrictions on Liens

We will not, and will not permit any of our domestic subsidiaries to, become obligated on any new indebtedness for borrowed money (“debt”) that is secured by a lien on any of our or our domestic subsidiaries’

principal domestic manufacturing properties, or on any shares of stock or debt of any of our domestic subsidiaries, unless an equivalent or higher-ranking lien on the same property is granted to the direct holders of the debt securities. We do not need to comply with this restriction if the amount of all new debt that is secured by liens on such principal domestic manufacturing properties or on the stock or debt of such domestic subsidiaries is less than 10% of our consolidated net tangible assets.

This restriction on liens does not apply to debt secured by the following types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction:

•	liens on the property of any domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became a domestic subsidiary of Corning;

•	liens in favor of us or our domestic subsidiaries;

•	mechanic’s liens, tax liens, liens in favor of, and to secure payments or the acquisition of property from, any governmental body by law or because of a contract we have entered into, and other liens incidental to construction, conduct of business or ownership of our property or of any domestic subsidiary, which do not materially impact the use of the property;

•	liens on property that existed at the time we acquired the property, including property we may acquire through a merger or similar transaction, or that we granted in order to purchase, alter or construct the property, sometimes called “purchase money mortgages”; and

•	liens arising from any judgment, decree or order of a court so long as proceedings to review these judgments have not been terminated or the period in which to initiate proceedings has not expired.

In the calculation, we can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

We and our subsidiaries are permitted to have as much unsecured debt as we may choose. The indenture also does not restrict liens on any shares of Corning stock or the stock of less than 80%-owned subsidiaries.

Restrictions on Sales and Leasebacks

We will not, and will not permit any of our domestic subsidiaries to, enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless we comply with this restrictive covenant. A “sale and leaseback transaction” under the indenture generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary leases, for more than three years, a principal domestic manufacturing property which has been or is to be sold or transferred by us or the domestic subsidiary to that lender or investor more than 180 days after the completion of construction and the beginning of full operation of the principal domestic manufacturing property.

We do not need to comply with this restriction if the amount of our attributable debt is less than 10% of our consolidated net tangible assets. We can comply with this restrictive covenant if we retire an amount of funded debt, within 180 days of the transaction, equal to the net proceeds of the sale of the principal domestic manufacturing property that is leased in the transaction or the fair value of that property, whichever is greater, subject to credits for voluntary retirements of debt securities and funded debt we may make.

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less.

Definitions Relating to our Restrictive Covenants

The following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

•	“attributable debt” means the total net amount of rent, discounted at a rate of 15% per annum compounded semi-annually, that is required to be paid during the remaining term of any lease.

•	“consolidated net tangible assets” is the total amount of assets, less reserves and other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and other like intangible assets, as these amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

•	“domestic subsidiary” means any direct or indirect subsidiary except one which neither transacts a substantial portion of its business in the United States nor regularly keeps a substantial portion of its fixed assets in the United States, nor one that is used primarily to finance the operations of Corning outside of the United States.

•	“funded debt” means all debt for borrowed money that has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

•	“principal domestic manufacturing property” is any building, structure or other facility, and the land on which it sits and its associated fixtures, that we use primarily for manufacturing or warehousing, that has a gross book value in excess of 3% of our consolidated net tangible assets and that is located in the United States, other than a building, structure or other facility that is financed by industrial revenue bonds or that our board of directors has determined is not of material importance to the total business that we and our subsidiaries conduct.

•	“subsidiary” means a manufacturing corporation or any other entity in which we and/or one or more of our other subsidiaries owns at least 80% of the voting stock.

Defeasance and Covenant Defeasance

Defeasance is a legal term for the actions we may take at our option to either cause the debt securities to be paid from a source other than us or to release us from some restrictive covenants.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your debt securities. This is called full defeasance. To do so, each of the following must occur:

•	We must deposit in trust for the benefit of all holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and other payments on your debt securities on their various due dates.

•	There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves. Under current federal tax law, the deposit and our legal release from the debt security would be treated as though we took back your debt security and gave you your share of the cash and debt security or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax change described above.

•	We must satisfy certain other conditions imposed by the indenture.

If we fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for payment in the event of any shortfall.

Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do all of the following:

•	We must deposit in trust for the benefit of the holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and other payments on your debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves.

•	We must satisfy certain other conditions imposed by the indenture.

If we accomplish covenant defeasance with regard to your debt security, the following provisions of the indenture and the debt securities would no longer apply:

•	the covenant to provide any equal and ratable lien to secure your debt security if our properties or assets would be subject to a lien in a merger or similar transaction as described above under “—Merger and Similar Transactions”;

•	the covenants on maintenance of principal domestic manufacturing properties and payment of taxes;

•	the limitations on liens and sale-leaseback transactions, as described above under “—Restrictions on Liens” and “—Restrictions on Sales and Leasebacks”; and

•	the event of default which relates to the breach of those covenants.

If we accomplish covenant defeasance, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, like our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, we may not have funds available to make up the shortfall.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your debt security occurs and it is not cured, as described in this subsection.

Events of Default

With respect to your debt security, when we refer to an event of default, we mean any of the following:

•	We do not pay interest on a debt security within 30 days after the due date.

•	We do not pay the principal or any premium on a debt security on its due date.

•	We do not deposit any sinking fund payment on its due date.

•	We remain in breach of our covenants described above, or any other covenant we make in the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt security of the affected series.

•	We file for bankruptcy or other events in bankruptcy, insolvency or reorganization occur.

•	As to any series of debt securities, any other event of default described in the prospectus supplement with respect to such series occurs and remains uncured for any applicable grace period.

Remedies if an Event of Default Occurs

If an event of default (other than event of default relating to our bankruptcy, insolvency, or reorganization) has occurred and has not been cured or waived, the trustee or the holders of 25% or more in principal amount of all outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of such affected series to be due immediately. If an event of default occurs because of our bankruptcy, insolvency or reorganization, the entire principal amount of all the debt securities of each affected series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the maturity of the debt securities. If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of any series of debt securities affected by the acceleration may cancel the acceleration for such series if we satisfy certain conditions imposed by the indenture, including paying or depositing with the trustee a sum sufficient to pay overdue interest, principal and premium (if any) on the affected debt securities.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer to pay the trustee’s reasonable expenses for reasonable protection from liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the relevant series of debt securities.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	A holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.

•	The holders of 25% or more in principal amount of all of the outstanding debt securities of the applicable series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after the above steps have been taken. During those 60 days, the holders of a majority in principal amount of the outstanding series of debt securities of the applicable series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of all the outstanding debt securities of the relevant series.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after their due date.

Waiver of Default

The holders of a majority in principal amount of the outstanding debt securities of any series may waive a default for all of the debt securities of such series. If this happens, the default will be treated as if it has not occurred. Certain defaults cannot be waived by holders of a majority of the outstanding debt securities of a series:

•	a default in our obligation to pay principal, premium, if any, or interest on your debt security; and

•	any covenant default specified in a prospectus supplement to only be waivable by you.

We Will Give the Trustee Information About Defaults Annually

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or specifying any default.

If the trustee actually knows of a default (an event which is, or with the giving of notice or passage of time would be an event of default), the trustee is required to give you notice of any default in payment of principal, any sinking fund installment, any premium or interest and, except in the following two circumstances, of any other default:

•	the trustee may, under applicable law, withhold notice of other defaults if the trustee determines it is in the best interest of the holders of the debt securities to do so; or

•	the default relates to any of our covenants and has not continued to exist for at least 30 days.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Modification of Indenture and Waiver of Covenants

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Each Holder’s Approval

First, there are changes that we or the trustee cannot make without the approval of each holder of a debt security affected by the change. We cannot:

•	change the stated maturity for any principal or interest payment on a debt security;

•	reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	permit redemption of a debt security if not previously permitted;

•	impair any right a holder may have to require repayment of its debt security;

•	change the currency of any payment on a debt security other than as permitted by the debt security;

•	change the place of payment on a debt security, if it is in non-global form;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken together, the approval of whose holders is needed to change the indenture or the debt securities;

•	reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken separately or together, as the case may be, the consent of whose holders is needed to waive our compliance with the applicable indenture or to waive defaults; and

•	change the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

Changes Not Requiring Approval

The second type of change does not require any approval by holders of the debt securities. This type is limited to clarifications, corrections, and changes that would not adversely affect the debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of the relevant series.

•	If the change affects more than one series of debt securities issued under the indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of the relevant series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and putting liens on our interests, which we describe above under “—Mergers and Similar Transactions” and “—Restrictive Covenants and Defeasance”. If the holders agree to waive a covenant, we will not have to comply with it.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Legal Ownership of Debt Securities; Global Securities.

We refer to those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect holders of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued as global securities or in street name will be indirect holders.

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal, or registered, holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, or hold the debt securities in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the delivery of the payment or notice even if that registered holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders of a series of debt securities for any purpose—for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture—we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

Global Securities

We will issue each debt security as a global security in book-entry form only, unless we specify otherwise in a prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in a prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated.”

Under the indenture, only the person in whose name a debt security is registered on the books of the trustee or other registrar under the indenture is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers or because they are required by law to do so; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name and other Indirect Holders

In the future we may terminate a global security or issue debt securities initially in book-entry form but not as a global security. In these cases, investors may choose to hold their debt securities directly in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers, and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker, or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holder’s consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Special Considerations for Holders of Interests in Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “—Special Situations Where a Global Security Will Be Terminated”.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “—Legal Ownership of Debt Securities; Global Securities” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges, and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary may (and we understand that DTC will) require those who purchase and sell interests in a global security within its book-entry system to use immediately available funds and your broker or bank may require you to do so as well.

•	Financial institutions that participate in the depositary’s book-entry system, through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults above under “—Default, Remedies and Waiver of Default”.

If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Considerations Relating to DTC

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies, and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of the debt securities, which we refer to as the “beneficial owner,” is in turn to be recorded on the DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the specific situations described above under “Special Situations When a Global Security Will Be Terminated”.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the debt securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the debt securities of such series to be redeemed.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities. Under its usual procedures DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the debt securities will be made by the trustee to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trustee, and disbursements of such payment to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Form, Exchange and Transfer

If the debt securities cease to be issued in global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in a prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

You may exchange your debt securities that are not in global form for debt securities of smaller denominations (but not below the minimum denomination) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

You may exchange or transfer your debt securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

You will not be required to pay a service charge to transfer or exchange your debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with your proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in a prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Payment Mechanics

Who Receives Payment

If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date (see below) relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depositary.

How We Will Make Payments Due in U.S. Dollars

We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “—Global Securities”.

Payments on Non-Global Securities. We will make payments on a debt security in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security.

If requested by the holder of a non-global security with a face amount of at least $1,000,000, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

How We Will Make Payments Due in Other Currencies

We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows.

Unless otherwise indicated in a prospectus supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global security is held of your election far enough in advance so that the participant can then notify DTC of such election at least 15 calendar days prior to:

•	the regular record date, in the case of a payment of interest; or

•	the stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

DTC, in turn, will notify the paying agent of your election in accordance with DTC’s procedures.

If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC’s instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under “—Conversion to U.S. Dollars”. We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Indirect holders of a global security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those institutions a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

The Bank of New York Mellon Trust Company, N.A. will be the trustee for debt securities to be issued under the indenture. The Bank of New York Mellon or its affiliates act as the custodian and asset manager of our corporate cash securities, is a lender in our revolving credit facility, provides investment management services and has provided commercial banking and other services for Corning, our related companies and our defined benefit plans in the past and is expected to do so in the future.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities, one or more series of our preferred stock or our common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between Corning and a bank or trust company, as warrant agent. We will issue a prospectus supplement describing the terms of any warrants and will file with the SEC a copy of the warrant agreement.

Debt Warrants

The following summarizes some of the general terms of the debt warrants. You should read the particular terms of any debt warrants that are offered by us and the applicable debt warrant agreements which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the debt warrants being offered.

General

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, a prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants will be issued under debt warrant agreements to be entered into between Corning and one or more banks or trust companies, as debt warrant agent, as described in the prospectus supplement relating to the debt warrants being offered. A debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be filed as an exhibit to the registration statement of which this prospectus forms a part in connection with any offering of debt warrants. See “Where You Can Find More Information” for information on how to obtain a copy of the debt warrant agreement. In addition, the debt securities to be issued upon exercise of the debt warrants will be described as set forth above under “Description of Debt Securities.”

Terms of the Debt Warrants to be Described in the Prospectus Supplement

We will describe the particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants in a prospectus supplement. This description will include:

•	the title of the debt warrants;

•	the initial offering price;

•	the currency or currency unit in which the price for the debt warrants and the exercise price for the debt securities is payable;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

•	if applicable, a discussion of United States federal income tax considerations;

•	the identity of the debt warrant agents;

•	where the debt warrants represented by the debt warrant certificates may be transferred and registered; and

•	any other material terms of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and may be presented for registration of transfer, and debt warrants may be exercised, at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities issuable upon exercise of the debt warrants, to enforce any of the covenants in the indenture, or to any other rights or benefits of a holder of the debt securities.

Exercise of Debt Warrants

Unless otherwise indicated in the prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price set forth in, or be determinable as set forth in, the prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised and the exercise period has not expired, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you.

Modifications

The debt warrant agreement will provide that we and the debt warrant agent may amend it, without the consent of the holder of any debt warrant certificate for the purpose of curing any ambiguity, or of curing, correcting or supplementing any provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that we deem necessary or desirable so long as the amendment does not adversely affect the interest of the holders of debt warrant certificates in any material respect. We and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of each of the holders of any debt warrant affected by the modification or amendment:

•	an increase in the exercise price of the debt warrants;

•	a shortening of the period of time during which the debt warrants may be exercised;

•	any material and adverse change that affects the rights of the holders of the debt warrants or the material terms of the debt securities for which the debt warrants may be exercised; or

•	a reduction in the number of debt warrants whose holders must consent to the modification or amendment of the debt warrant agreement or the terms of the debt warrants.

Enforceability of Rights, Governing Law

The debt warrant agent will act solely as our agent in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us suitable to enforce, or otherwise, in respect of their rights to exercise debt warrants evidenced by their debt warrant certificates. Unless otherwise indicated in a prospectus supplement each issue of debt warrants and the applicable debt warrant agreement will be governed by the laws of the State of New York.

Equity Warrants

The following summarizes some of the general terms and provisions of the equity warrants. You should read the particular terms of the equity warrants that are offered by Corning and the applicable equity warrant agreements, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

General

We may issue warrants for the purchase of our equity securities such as a class or series of preferred stock or our common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, a prospectus supplement. Equity warrants may be issued separately or together with other securities.

The equity warrants will be issued under equity warrant agreements to be entered into between Corning and one or more banks or trust companies, as equity warrant agent, as described in the prospectus supplement relating to the equity warrants being offered. The equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, will be filed as an exhibit to the registration statement of which this prospectus forms a part in connection with the offering of equity warrants. See “Where You Can Find More Information” for information on how to obtain a copy of the form of equity warrant agreement. In addition, the equity securities to be issued upon exercise of the equity warrants will be described as set forth below under “Description of Preferred Stock” or “Description of Common Stock.”

Terms of the Equity Warrants to be Described in the Prospectus Supplement

We will describe the particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants in a prospectus supplement. This description will include:

•	the title of the equity warrants;

•	the securities for which the equity warrants are exercisable;

•	the price or prices at which the equity warrants will be issued;

•	the amount of equity securities initially purchasable upon exercise of each equity warrant and the price at which that amount of equity securities may initially be purchased upon exercise of each equity warrant;

•	the date on which the right to exercise the equity warrants will commence and the date on which this right will expire;

•	if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

•	if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

•	the identity of the equity warrant agent;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of Corning.

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment if we issue a stock dividend to holders of common stock or preferred stock, or if we declare a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. Instead of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants outstanding. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. We may, at our option, reduce the exercise price at any time. We will not issue fractional shares upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable.

Exercise of Equity Warrants

Unless otherwise provided in a prospectus supplement, each equity warrant will entitle the holder of equity warrants to purchase for cash the principal amount of equity securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, a prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the equity warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised equity warrants will become void.

Equity warrants may be exercised as set forth in the prospectus supplement relating to the equity warrants. Upon receipt of payment and the equity warrant certificate properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the equity securities purchasable upon exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining amount of equity warrants.

If you hold your interest in an equity warrant indirectly, you should check with the institution through which you hold your interest in the equity warrant to determine how these provisions will apply to you.

Modifications

The equity warrant agreement may be amended by Corning and the equity warrant agent, without the consent of the holder of any equity warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any provision contained in the equity warrant agreement, or making any provisions in regard to matters or questions arising under the equity warrant agreement that Corning may deem necessary or desirable so long as the amendment does not adversely affect the interest of the holders of equity warrant certificates in any material respect. Corning and the equity warrant agent also may modify or amend the equity warrant agreement and the terms of the equity warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised equity warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

•	an increase in the exercise price of the equity warrants;

•	a shortening of the period of time during which the equity warrants may be exercised;

•	any material and adverse change that affects the exercise rights of the owners of the equity warrants; or

•	a reduction in the number of equity warrants whose owners must consent to the modification or amendment of the equity warrant agreement or the terms of the equity warrants.

Enforceability of Rights, Governing Law

The equity warrant agent will act solely as our agent in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us suitable to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Unless otherwise indicated in a prospectus supplement, each issue of equity warrants and the applicable equity warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

The following summarizes some of the general terms of our preferred stock. You should read the particular terms of any series of preferred stock offered by Corning which will be described in more detail in the prospectus supplement relating to such series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $100 per share, of which 3,100 shares have been designated as Fixed Rate Cumulative Convertible Preferred Stock, Series A. Under our restated certificate of incorporation, as amended, the board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series and their designation;

•	the dividend rate, whether dividends will be cumulative and, if so, the date from which dividends will accumulate;

•	any redemption rights of the holders of such shares and the dates for such redemption, the premium, if any, and any accrued dividends payable on redemption;

•	any mandatory redemption provisions;

•	any conversion or exchange rights of the shares;

•	the rights of the shares of such series on liquidation, dissolution or winding up;

•	the relative ranking of the payment of dividends and other distributions, or exercise of any redemption or repurchase right; relative to any junior class of securities;

•	the terms of any voting rights, in addition to the rights provided by law, of such shares; and

•	any other relative rights, preferences, and limitations of the shares of such series.

Prior to the issuance of any series of preferred stock, the board of directors will adopt resolutions creating and designating the series as a series of preferred stock and will file an amendment to the certificate of incorporation setting forth the terms of the series. We will not need to seek shareholder approval for this amendment.

In addition, as described under “Description of Depositary Shares”, at our option, instead of offering full shares of any series of preferred stock, we may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions from time to time for any corporate purpose.

The preferred stock will be, when issued, fully paid and non-assessable. Unless otherwise indicated in the applicable prospectus supplement relating to the series of any series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire more of our capital stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to these series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, shares of one series will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets in the event of a liquidation, dissolution, or winding up.

Dividends

Holders of each series of preferred stock will be entitled to receive dividends and other distributions when, as, and if declared by the board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement or other offering materials relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Corning on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay, or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Similarly, we may not declare, pay, or set apart for payment, dividends or make other payments on the common stock or any of our other stock ranking junior to the preferred stock, until full dividends on the preferred stock have been paid or set apart for payments for:

•	all prior dividend periods if the other series of preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock of Corning.

Redemption

If so specified in a prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or that of the holder’s, and may be mandatorily redeemed.

Any restriction on our repurchase or redemption of our preferred stock while there is any arrearage in the payment of dividends will be described in a prospectus supplement.

Any partial redemptions of preferred stock will be made as described in the prospectus supplement for that series of preferred stock or in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Anti-Takeover Provisions

See “Description of Common Stock—Fair Price Amendment” and “Description of Common Stock—Anti-takeover Provisions; Amendment of the Restated Certificate of Incorporation and By-Laws” for a discussion of provisions of the restated certificate of incorporation and by-laws of Corning that would have an effect of delaying, deferring or preventing a change in control of Corning.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Corning, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock relating to liquidation, including our common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and the other securities will share in any distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Unless otherwise indicated in the applicable prospectus supplement relating to the series of any series of preferred stock, holders of any series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing the series; or

•	as required by applicable law.

Outstanding Preferred Stock

Fixed Rate Cumulative Convertible Preferred Stock, Series A

The certificate of designations for the Fixed Rate Cumulative Convertible Preferred Stock, Series A (the “Series A Preferred Stock”) authorizes 3,100 shares of Series A Preferred Stock, 2,300 of which were outstanding as of December 15, 2014. Dividends on the Series A Preferred Stock are cumulative and accrue at the annual rate of 4.25% on the per share issue price of $1 million. The dividends are payable quarterly as, when, and if declared by the Company’s board of directors. The Series A Preferred Stock ranks senior to our common stock with respect to payment of dividends and rights upon liquidation and winding up. The Series A Preferred Stock is not redeemable except in the case of a certain deemed liquidation event, the occurrence of which is under the control of the Company. The Series A Preferred Stock is convertible at the option of the holder and the Company upon certain events, at a conversion rate of 50,000 shares of Corning’s common stock per one share of Series A Preferred Stock, subject to certain anti-dilution provisions. As of December 15, 2014, the Series A Preferred Stock has not been converted, and none of the anti-dilution provisions have been triggered. Following the seventh anniversary of the closing of the acquisition for which it was issued, the Series A Preferred Stock will be convertible, in whole or in part, at the option of the holder. The Company has the right, at its option, to cause some or all of the shares of Series A Preferred Stock to be converted into common stock, if, for 25 trading days (whether or not consecutive) within any period of 40 consecutive trading days, the closing price of common stock exceeds $35 per share. If the aforementioned right becomes exercisable before the seventh anniversary of the closing, the Company must first obtain the written approval of the holders of a majority of the Series A Preferred Stock before exercising its conversion right. The Series A Preferred Stock does not have any voting rights except as may be required by law.

DESCRIPTION OF DEPOSITARY SHARES

The following summarizes some of the general provisions of the deposit agreement which we may enter into with a bank or trust company and of the depositary shares and depositary receipts. You should read the particular terms of preferred stock which constitutes the depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. The deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part in connection with the offering of depositary shares. See “Where You Can Find More Information” for information on how to obtain a copy of the form of deposit agreement.

General

We may, at our option, elect to offer fractional shares or multiple shares of preferred stock, rather than whole individual shares of preferred stock, in the form of depositary shares. Each depositary share will represent a fraction or multiple of a share of a particular series of preferred stock, the “depositary shares”, and will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock in accordance with the terms of the prospectus supplement.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Corning and a bank or trust company we select having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion, and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with the approval of Corning, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Redemption of Preferred Stock

If we redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction or multiple of the redemption price per share payable in respect of the depositary shares of preferred stock so redeemed. The preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary shares after surrendering the related depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement for that series of preferred stock.

However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary shares for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time new depositary receipts evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Corning and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary shares after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock deposited with the preferred stock depositary has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Corning.

We may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the related depositary receipts, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of depositary shares, that holder will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Corning notice of its intent to do so, and Corning may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to the holders of the depositary shares all reports and communications from which we deliver to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Corning will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Corning and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON STOCK

We have authorized, by our restated certificate of incorporation, the issuance of 3,800,000,000 shares of common stock, par value $.50 per share. As of December 31, 2014, Corning had 1,275,869,769 shares of common stock outstanding. Each holder of common stock is entitled to one vote per share for all matters to be voted on by shareholders. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid, if any, on any outstanding shares of preferred stock. The continued declaration of dividends by our board of directors is subject to our current and prospective earnings, financial condition and capital requirements and any other factors that the board of directors deems relevant.

Upon voluntary or involuntary liquidation, dissolution or winding up of Corning, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. The common stock is listed on the New York Stock Exchange under the symbol “GLW”.

Anti-takeover Provisions; Amendment of the Restated Certificate of Incorporation and By-Laws

Our restated certificate of incorporation includes a “fair price amendment” that, in general, requires the approval by the holders of at least 80% of the voting power of the outstanding capital stock of Corning entitled to vote generally in the election of directors as a condition for mergers and other forms of business combinations with any beneficial owner of more than 10% of this voting power unless:

•	the transaction is approved by at least a majority of the “continuing directors”, as defined in the certificate of incorporation; or

•	minimum price, form of consideration and procedural requirements are met.

Amendment or repeal of this provision or the adoption of any inconsistent provision requires the affirmative vote of at least 80% of the voting stock unless the proposed amendment or repeal or the adoption of the inconsistent provisions were approved by two-thirds of the entire board of directors and a majority of the continuing directors.

In addition to the fair price amendment, the restated certificate of incorporation and by-laws of Corning contain other provisions that may discourage a third party from seeking to acquire Corning or to commence a proxy contest or other takeover-related action. Holders of common stock may remove a director from office at any time prior to the expiration of his or her term only with cause and by vote of a majority of holders of common stock outstanding. These provisions, together with provisions concerning the size of the board and requiring that premature vacancies on the board be filled only by a majority of the entire board, may not be amended, altered or repealed, nor may we adopt any inconsistent provisions, without the affirmative vote of at least 80% of the voting stock of Corning unless approved by two-thirds of the entire board of directors.

The by-laws of Corning contain procedural requirements with respect to the nomination of directors by shareholders at an annual meeting that require, among other things, delivery of notice by nominating shareholders to our Secretary not less than 90 days nor more than 120 days before the anniversary of the prior year’s shareholders’ meeting. The by-laws do not provide that a special meeting of shareholders may be called by shareholders.

The certificate of incorporation of Corning provides that no director will be liable to Corning or its shareholders for a breach of duty as a director except as provided by the New York Business Corporation Law.

The effect of these provisions may be to deter attempts either to obtain control of Corning or to acquire a substantial amount of its stock, even if a proposed acquisition transaction were at a significant premium over the then-prevailing market value of the common stock, or to deter attempts to remove the board of directors and management of Corning, even though some or a majority of the holders of common stock may believe these actions to be beneficial.

PLAN OF DISTRIBUTION

The following describes generally the various methods we may use to distribute the securities offered under this prospectus from time to time. Each prospectus supplement will describe the particular plan of distribution for the securities offered under that prospectus supplement.

We may sell the securities that may be offered under this prospectus:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The distribution of the securities may occur from time to time in one or more transactions:

•	at a fixed price or prices;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

The prospectus supplement with respect to a particular offering of the securities will describe the terms of the offering, including:

•	the names of any underwriters, dealers, or agents;

•	the purchase price of the securities by any underwriter, dealer or agent;

•	the net proceeds we expect to receive from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items which may constitute underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any national securities exchange on which the securities may be listed.

VALIDITY OF SECURITIES

The validity of the securities is being passed on for us by Linda E. Jolly, Esq., Vice President and Corporate Secretary of Corning and, unless the prospectus supplement provides otherwise, for any underwriters, dealers, or agents by Sullivan & Cromwell LLP, New York, New York. Ms. Jolly is regularly employed by Corning, participates in various Corning employee benefit plans under which she may receive shares of Corning common stock and currently beneficially owns substantially less than 1% of the outstanding shares of Corning common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.